Kewaunee Scientific Reports Record Results
Net Earnings for Year Increase 36%,
Sales Increase 16%

Exchange:	NASDAQ (KEQU)	Contact:	D. Michael Parker
704/871-3290

STATESVILLE, N.C. June 24, 2009 -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported record sales, earnings, and order backlog for its fiscal year ended April 30, 2009.

Net  earnings for the year increased 36% to $4,247,000, or $1.66 per diluted share, up from net earnings of $3,134,000, or $1.23 per diluted share, in the prior year.  Earnings benefited from higher sales volume, lower manufacturing costs and improved operational efficiencies.

Sales for the year increased 16% to $103,978,000, up from sales of $89,510,000 in the prior year. Sales from domestic operations increased to $90,250,000, up 22.0% from the prior year. Sales from international operations were $13,728,000, down 13% from the prior year.  Incoming orders activity was strong throughout the year, as a healthy domestic laboratory furniture marketplace more than offset the impact of a soft Asian marketplace. The order backlog increased to a record $62.7 million at April 30, 2009, up from $60.7 million at January 31, 2009 and $58.7 million at April 30, 2008.

Net earnings for the fourth quarter were $920,000, or $0.36 per diluted share, up from net earnings of $446,000, or $0.17 per diluted share, in the prior year. Sales for the fourth quarter increased to $24,828,000, up 12% from sales of $22,116,000 in the same period of the prior year. Sales from domestic operations for the quarter were $22,954,000, up from sales of $18,015,000 in the same quarter of the prior year, while sales from international operations were $1,874,000, down from sales of $4,101,000 in the prior year.

The Company’s balance sheet remains strong. Working capital increased to $18.9 million at April 30, 2009, up from $15.9 million at the end of the prior year.  Cash on hand at the end of the year was $4.0 million, as compared to $4.3 million at the end of the prior year. Bank borrowings and capital lease obligations were $6.1 million at year-end, as compared to $5.0 million at the end of the prior year, and the debt-to-equity ratio was .23-to-1 at year-end, as compared to .19-to-1 at the end of the prior year.

“This past year was a rewarding, yet challenging year,” said William A. Shumaker, President and Chief Executive Officer. “Our programs and strategies over the past few years to make Kewaunee a stronger and more competitive company were put to the test. During the first half of the year, we were confronted with escalating prices for certain raw materials, particularly steel and epoxy resin, and higher energy and transportation costs. This was followed by the global economic slowdown in the second half of the year. Despite these and other challenges, year-over-year increases in sales and net earnings were achieved for each quarter of the year, and we continued to build our order backlog.

“Looking toward fiscal year 2010, we believe a number of factors have the Company well-positioned for another good year,” continued Mr. Shumaker. “A healthy domestic laboratory furniture marketplace, our record order backlog, and excellent performances by our factories are providing us strong momentum. The Asian laboratory furniture marketplace, which was soft the past year, is expected to improve and provide increased opportunities. The move to our new, modern plant in Bangalore, India, is now complete. This plant has full manufacturing capabilities which positions us to compete more broadly for additional projects in Asia and the Middle East.  Next year will also present a number of challenges. These include uncertainty as to when the global economic slowdown will end and higher pension costs for the Company due to losses in our pension investments portfolio.”

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and domestic manufacturing facilities are located in Statesville, North Carolina. The Company has subsidiaries in Singapore and Bangalore, India which serve the Asian and Middle East markets. Kewaunee Scientific's website is located at www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices.

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended April 30		Years Ended April 30
	2009	2008	2009	2008
	(Unaudited)

Net sales	$24,828	$22,116	$103,978	$89,510

Cost of products sold	19,759	17,579	82,605	70,338
Gross profit	5,069	4,537	21,373	19,172
Operating expenses	3,405	3,748	14,289	13,559
Operating earnings	1,664	789	7,084	5,613
Other income (expense)	8	49	(28)	47
Interest expense	(49)	8	(280)	(294)

Earnings before income taxes	1,623	846	6,776	5,366
Income tax expense	669	342	2,264	1,733

Earnings before minority interests	954	504	4,512	3,633
Minority interests in subsidiaries	(34)	(58)	(265)	(499)
Net earnings	$920	$446	$4,247	$3,134

Net earnings per share
Basic	$0.36	$0.17	$1.66	$1.24
Diluted	$0.36	$0.17	$1.66	$1.23
Weighted average number of common
shares outstanding (in thousands)
Basic	2,556	2,551	2,555	2,530
Diluted	2,556	2,577	2,561	2,557

Condensed Consolidated Balance Sheets
(in thousands)

	April 30	April 30
	2009	2008
Assets

Cash and cash equivalents	$3,559	$3,784
Restricted cash	456	480
Receivables, less allowances	24,526	20,087
Inventories	7,839	6,984
Prepaid expenses and other current assets	1,165	1,847

Total current assets	37,545	33,182
Net property, plant and equipment	11,369	11,825
Other assets	3,615	5,599
Total Assets	$52,529	$50,606

Liabilities and Stockholders’ Equity

Short-term borrowings	$5,720	$4,551
Current obligations under capital leases	220	323
Accounts payable	8,812	8,929
Other current liabilities	3,911	3,459
Total current liabilities	18,663	17,262
Other non-current liabilities	6,913	6,397
Total stockholders’ equity	26,953	26,947
Total Liabilities and Stockholders’ Equity	$52,529	$50,606